EXHIBIT 99.1

Central Jersey Bancorp Press Release

Central Jersey Bancorp Reports Third Quarter Earnings

LONG BRANCH, NEW JERSEY, October 27, 2005, (NASDAQ SmallCap Market: CJBK) – Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported net income of $653,000 for the three months ended September 30, 2005, as compared to net income of $299,000 for the same period in 2004. The increase in reported earnings was primarily attributable to the combination of Central Jersey Bancorp and Allaire Community Bank, effective January 1, 2005, as the reported earnings and balance sheet figures for the three and nine months ended September 30, 2004 do not include those of Allaire Community Bank. Basic and diluted earnings per share for the three months ended September 30, 2005 and 2004 were $0.08. Per share earnings have been adjusted in both periods to reflect the six-for-five stock split paid by Central Jersey Bancorp on July 30, 2004 and the two-for-one stock split paid by Central Jersey Bancorp on July 1, 2005. The net income results for the nine months ended September 30, 2005 include combination-related core deposit intangible amortization expense of $516,000 (pre-tax) and additional expense of $180,000 (pre-tax) relating to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

For the nine months ended September 30, 2005, Central Jersey Bancorp reported net income of $1.87 million, as compared to $909,000 for the same period in 2004. Basic and diluted earnings per share for the nine months ended September 30, 2005 were $0.24 and $0.22, respectively, as compared to $0.24 and $0.23, respectively, for the same period in 2004.

George S. Callas, Chairman of the Board of Directors, and James S. Vaccaro, President and CEO, commented that, “This was a milestone quarter for Central Jersey Bancorp as we are pleased to announce the successful combination of our two operating subsidiaries, Monmouth Community Bank, N.A. and Allaire Community Bank, into our newly named banking entity, Central Jersey Bank, N.A. We believe that outstanding customer service and shareholder value are inextricably linked and that Central Jersey Bank, N.A. will be able to deliver enhanced customer service through our fourteen convenient and friendly branch locations, by expanding our product array to include residential mortgages, and our increased capacity to satisfy the borrowing needs of our largest customers.”

Results of Operations

Net interest income was $4.3 million for the three months ended September 30, 2005, as compared to $2.1 million for the same period in 2004, and was comprised primarily of $17,000 in interest on federal funds sold and due from banks, $4.8 million in interest on loans and $1.5 million in interest on securities, less interest expense on deposits of $1.8 million, interest expense on borrowed funds of $71,000 and interest expense of $88,000 on subordinated debentures. Net interest income was $13.0 million for the nine months ended September 30, 2005, as compared to $6.3 million for the same period in 2004, and was comprised primarily of $42,000 in interest on federal funds sold and due from banks, $13.5 million in interest on loans and $4.7 million in interest on securities, less interest expense on deposits of $4.6 million, interest expense on borrowed funds of $336,000 and interest expense of $244,000 on subordinated debentures. The increase in both periods is due primarily to the combination with Allaire Community Bank.

For the three months ended September 30, 2005, provision for loan losses was $36,000 as compared to $60,000 for the same prior year period. For the nine months ended September 30, 2005, provision for loan losses was $215,000, as compared to $188,000 for the same prior year period. The increase in the provision for loan losses for the nine months ended September 30, 2005 was commensurate with the growth in the loan portfolio as compared to the same period in 2004.

Non-interest income, which consists of service charges on deposit accounts and income from bank owned life insurance, was $423,000 for the three months ended September 30, 2005, as compared to $227,000 for the same period in 2004. Non-interest income was $1.2 million for the nine months ended September 30, 2005, as compared to $639,000 for the same period in 2004. The increase in both periods is due primarily to the combination with Allaire Community Bank.

Non-interest expense was $3.7 million for the three months ended September 30, 2005, as compared to $1.8 million for the same period in 2004. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, professional fees, core deposit intangible amortization, and other operating expenses. Non-interest expense was $11.0 million for the nine months ended September 30, 2005, as compared to $5.2 million for the same period in 2004. The increase in both periods is due primarily to the combination with Allaire Community Bank.

As a result of the combination with Allaire Community Bank, full-time equivalent employees totaled 152 at September 30, 2005, as compared to 82.5 at December 31, 2004.

Financial Condition

Central Jersey Bancorp’s assets, at September 30, 2005, totaled $498.6 million, an increase of $244.5 million, or 96%, over the pre-combination December 31, 2004 total of $254.1 million. This increase in total assets was primarily attributable to the combination of Central Jersey Bancorp and Allaire Community Bank. The total assets figure of $498.6 million at September 30, 2005, is inclusive of $26.6 million in goodwill and $3.3 million in core deposit intangible recorded in conjunction with the combination with Allaire Community Bank.

Cash and cash equivalents were $24.1 million at September 30, 2005, an increase of approximately $5.5 million, or 29.6%, over the pre-combination December 31, 2004 total of $18.6 million. Effective January 1, 2005, the combination with Allaire Community Bank increased cash and cash equivalents by $6.9 million. On a combined basis at January 1, 2005, total cash and cash equivalents were $26.0 million, which was $1.9 million, or 7.9%, greater than the September 30, 2005 total of $24.1 million.

Investments totaled $138.1 million at September 30, 2005, an increase of $47.9 million, or 53.1%, over the December 31, 2004 total of $90.2 million. Effective January 1, 2005, the combination with Allaire Community Bank increased investment securities by $65.7 million. On a combined basis at January 1, 2005, total investment securities were $155.9 million, which was $17.8 million, or 12.9%, greater than the September 30, 2005 total of $138.1 million. The Company’s investment portfolio decreased during the nine months ended September 30, 2005 as a result of principal pay downs on mortgage-backed securities totaling $9.0 million and called investment securities totaling $8.8 million. The proceeds were used to fund loan growth that occurred during this period.

Loans held for sale totaled $2.1 million at September 30, 2005 as compared to no loans held for sale at December 31, 2004. The reason for the increase is due primarily to the commencement of a residential mortgage department and the ensuing origination of residential mortgages held for sale during the three months ended September 30, 2005.

Loans, net of the allowance for loan losses, closed the nine months ended September 30, 2005 at $288.0 million, an increase of $148.3 million, or 106%, over the $139.7 million balance at December 31, 2004. Effective January 1, 2005, the combination with Allaire Community Bank increased net loans by $119.4 million. On a combined basis at January 1, 2005, total net loans were $259.1 million, which was $28.9 million, or 11.2%, lower than the September 30, 2005 total of $288.0 million. The increase in net loans during the nine months ended September 30, 2005 was the result of loan portfolio growth.

Deposits at September 30, 2005 totaled $410.8 million, an increase of $177.9 million, or 76.4%, over the December 31, 2004 total of $232.9 million. Effective January 1, 2005, the combination with Allaire Community Bank increased deposits by $170.0 million. On a combined basis at January 1, 2005, total deposits were $402.9 million, which was $7.9 million, or 2.0%, lower than the September 30, 2005 total of $410.8 million.

Other borrowings were $18.8 million at September 30, 2005, as compared to no borrowings at December 31, 2004. These borrowings, which are short-term in nature, were used to fund balance sheet growth during the nine months ended September 30, 2005. Effective January 1, 2005, the combination with Allaire Community Bank increased borrowings by $14.9 million, which was $3.9 million, or 26.2%, lower than the September 30, 2005 total of $18.8 million.

At September 30, 2005, book value per share and tangible book value per share were $7.99 and $4.28, respectively, as compared to $4.26 for both at December 31, 2004. The increase in book value per share is due primarily to the $26.6 million in goodwill and $3.3 million in core deposit intangible recorded in conjunction with the combination with Allaire Community Bank.

Asset Quality

The allowance for loan losses, which began the year at $1.64 million, or 1.16% of total loans, was $2.96 million at September 30, 2005, with the allowance for loan losses ratio at 1.02%. There were three loans totaling $93,000 charged-off during the nine months ended September 30, 2005. Non-performing loans totaled $80,000 at September 30, 2005, as compared to $144,000 at December 31, 2004.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A. - the national banking entity resulting from the August 22, 2005 combination of Monmouth Community Bank, N.A. and Allaire Community Bank. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ SmallCap Market under the trading symbol “CJBK”. Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.

Contacts

James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

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